Exhibit T3B.12

AMENDED AND RESTATED

BYLAWS

OF

Tidewater GOM, Inc.

(a Louisiana Corporation)

As Adopted

March 9, 2017

i

ii

AMENDED AND RESTATED

BYLAWS

OF

Tidewater GOM, Inc.

(A Louisiana Corporation)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation in the State of Louisiana shall be at 601 Poydras Street, Suite 1500, New Orleans, LA 70130.

Section 1.2 Registered Agent. The name and address of the registered agent of the Corporation in the State of Louisiana is S.O.P., Inc., 601 Poydras Street, Suite 1500, New Orleans, LA 70130.

Section 1.3 Other Offices. Unless and until changed in accordance with law, the Corporation may also have offices at such other places within and without the State of Louisiana as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

NOTICES

Section 2.1 In General. (a) All notices permitted or required by law, by the Articles of Incorporation of the Corporation (the “Articles”), or by these bylaws (the “Bylaws”) to be given by the Corporation to shareholders or directors shall be in writing in the English language and shall be given by the Secretary or his delegate. In addition to, or instead of, any other method authorized by this Article II, notice may be given by (i) personal hand delivery, or (ii) recognized commercial overnight courier service (“Courier”) delivered to the addressee’s address as shown by the Corporation’s record of shareholders described in R.S. 12:1-1601(C) (“Address”) or, in the case of notice to a director or officer, to his residence or usual place of business (unless the addressee has instructed the Secretary in writing that the Corporation should deliver any notice given by Courier to a different address, in which case only the latter address shall be sufficient for Courier delivery.)

(b) Notice shall be conclusively presumed to have been given to any shareholder or director not later than the time it is (i) presented to him by any person by hand delivery, or (ii) delivered by Courier to the Address described in Section 2.1(a).

Section 2.2 Electronic Notice. Every director and officer shall be required upon taking office to notify the Secretary of, and to update periodically as appropriate, an electronic address at which the Corporation is authorized to deliver any notice to the recipient by electronic transmission to an information processing system (“System”) used in conventional commercial practice from which the recipient is able to retrieve and directly reproduce the notice in paper form through an automated process (“Electronic Notice”). An Electronic Notice shall be conclusively deemed to have been given not later than the time the Corporation’s System receives an electronic acknowledgment of receipt from the recipient’s System and to be equivalent to notice by personal hand delivery. Electronic Notice of any meeting of shareholders may, but is not required to, be given to any shareholder who elects to notify the Secretary of an electronic address at which the Corporation is authorized to deliver such a notice.

Section 2.3 Meetings of Shareholders. Notice of the date, time, and place of all annual meetings, and of the date, time, place, and purpose of all special meetings, shall be given not less than ten (10) nor more than sixty (60) days in advance to all shareholders entitled to notice of the meeting. Notice deposited in the United States mail with first-class postage prepaid correctly addressed to a shareholder at his Address shall be conclusively deemed to have been given when deposited in the mail, regardless of whether or when actually received by the addressee. An affidavit by the Secretary or his delegate as to the circumstances and date of such a mailing shall, in the absence of actual fraud, be prima facie evidence of the matters stated therein.

Section 2.4 Meetings of the Board. Not less than forty-eight (48) hours’ notice shall be given of the date, time, place, and purpose of all meetings of the Board.

Section 2.5 Waiver of Notice. A shareholder or director may waive any notice required by law, by the Articles, or by the Bylaws of a meeting of the shareholders, the Board, or a committee of the Board, as the case may be, either before or after the date and time stated in the notice, provided the waiver is in writing, signed by the person entitled to the notice, and delivered to the Corporation for inclusion in the minutes or for filing with the corporate records. A waiver of notice may be evidenced in the same way as an Electronic Notice as defined in Section 2.2. Attendance at or participation in a meeting waives any required notice to a shareholder or director, as the case may be, of the meeting except as otherwise provided by law in the case of an objection to the notice or conduct of a meeting by a person entitled so to object.

ARTICLE III

MEETINGS OF SHAREHOLDERS

Section 3.1 Annual Meeting. An annual meeting of shareholders shall be held each year on such date and at such time as the Board shall designate, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

Section 3.2 Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board, the President or a majority of the directors then in office. Special meetings shall be called by the Secretary at the request in writing of shareholders owning not less than ten (10) percent of the issued and outstanding capital stock of the Corporation, which request shall state the purpose or purposes of the proposed meeting, and the Secretary shall provide notice of such special meeting as required by Section 2.3 within thirty (30) days after the request for the meeting was delivered to the Secretary.

Section 3.3 Place and Time. Meetings of shareholders shall be held at such place, within or without the State of Louisiana, and on such date and at such time as the person calling the meeting may determine, unless otherwise provided by resolution of the Board.

Section 3.4 Shareholder Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting and,

without prior notice, if one or more written consents, bearing the date of signature and describing the action so taken, shall be signed by all shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records not later than sixty days after the first such consent was delivered to the Corporation.

ARTICLE IV

DIRECTORS

Section 4.1 Powers, Qualifications and Number. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction, and subject to the oversight of, the Board, except as may be otherwise provided by law or the Articles. A director must be an individual but need not be a shareholder of the Corporation or a resident of the State of Louisiana. Except during the term of office of the initial directors named in the Articles or as otherwise provided by law or by the Articles, the “total number of directors” shall be the number elected at the most recent annual meeting of shareholders (or by a written consent of shareholders in lieu of an annual meeting), and the “directors then in office” shall be (a) the total number of directors, less (b) any then unfilled vacancies among the total number of directors. A majority of the persons constituting a quorum of the Board of Directors, or a majority of the persons constituting a quorum of a committee of the Board of Directors (each, as determined pursuant to these Bylaws or the Articles of Incorporation of the Corporation) must be individuals who are citizens of the United States (each, a “U.S. Citizen”).

Section 4.2 Election, Term and Vacancies. The initial directors shall be as set forth in the Articles and each shall hold office until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. Except as otherwise provided by law, by the Articles, or the Bylaws, directors shall be elected at each annual meeting of shareholders and each director shall hold office until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. If any vacancy occurs in the Board caused by the death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, even if fewer than a quorum, or a sole remaining director, may choose a successor or fill the vacancy or the newly created directorship. The term of a director so chosen to fill a vacancy shall expire when the term of that director’s predecessor in office would have expired had the vacancy not occurred or, in the case of a vacancy caused by an increase in the authorized number of directors, until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Section 4.3 Resignation. Any director may resign at any time by delivering a written resignation to the Chairman of the Board or the Secretary. Any such resignation is effective when delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 4.4 Reliance. In discharging Board duties, a director is entitled to rely to the extent permitted by R.S. 12:1-830(D)-(F) on the performance of, and on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by, the persons described therein.

Section 4.5 Compensation of Directors. The Board shall have authority to fix the compensation of directors for services to the Corporation in any capacity, including a fixed sum and reimbursement of expenses for attendance at meetings of the Board and committees thereof. Nothing herein contained shall be construed to preclude any director from serving the Corporation, its subsidiaries or affiliates in any capacity and receiving compensation therefor.

ARTICLE V

MEETINGS OF THE BOARD

Section 5.1 Place. The Board may hold meetings within or without the State of Louisiana. Unless otherwise specified, meetings of the Board shall be held at the registered office of the Corporation.

Section 5.2 Meetings. Meetings of the Board may be called by the President and shall be called by the Secretary upon the written request of a majority of the directors then in office. Notice of special meetings shall be given as provided in Article II.

Section 5.3 Quorum and Action. Except as otherwise provided by law, a majority of the directors then in office, but no fewer than one-third of the total number of directors (both as defined in Section 4.1), shall constitute a quorum. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board. In the event of a tie in any vote of directors, the Chairman of the Board shall act as the tie-breaker.

Section 5.4 Participation in Meetings by Electronic Means. Any or all directors may participate in any meeting of the Board by, or conduct the meeting through the use of, any means of communication by which all directors participating in the meeting may simultaneously hear each other. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 5.5 Action Without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if each director signs a consent describing the action and delivers it to the Corporation. The execution and delivery of a consent may be evidenced in the same manner as an Electronic Notice described in Section 2.2.

ARTICLE VI

OFFICERS

Section 6.1 Number, Election, and Vacancies. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Secretary and a Treasurer. The Board may also appoint such Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers as it may deem desirable. All officers shall be appointed by and shall serve at the pleasure of the Board. The same individual may simultaneously hold more than one office in the Corporation. The election of an officer shall not itself create any contract rights.

Section 6.2 Resignation and Removal. Any officer may resign at any time by delivering written notice of such officer’s resignation to the Corporation. A resignation is effective when the notice is received unless the notice specifies a later effective time. Any officer may be removed at any time with or without cause by the Board. A vacancy in any office may be filled by the Board.

Section 6.3 Chairman of the Board. The Board shall elect from among the directors a Chairman who shall establish the agenda for and preside at all meetings of the shareholders and the Board at which he is present and perform such other duties as may be designated by the Board. The Chairman of the Board shall be a U.S. Citizen.

Section 6.4 President. The President shall be the chief executive officer of the Corporation. Subject to the control of the Board, the President shall direct the day-to-day business and affairs of the Corporation and, in the absence or inability to act of the Chairman of the Board, shall establish the agenda for and preside at all meetings of the shareholders and the Board. The President shall be a U.S. Citizen.

Section 6.5 Vice Presidents. Each Vice President shall have such powers and duties as the Board or, subject to the control of the Board, the President may from time to time assign to him or her; provided, however, that any Vice President who is not a U.S. Citizen is not authorized to act, and may not act, pursuant to the foregoing sentence or in the absence or disability of the Chairman of the Board of Directors or the President, nor may such Vice President be granted or delegated any authority to bind the Corporation.

Section 6.6 Secretary. The Secretary shall have the authority and responsibility for recording the minutes of the directors’ and shareholders’ meetings and for maintaining and authenticating the records of the Corporation (except accounting records), and shall have such other powers and duties as generally pertain to the office and as the Board or, subject to the control of the Board, as the Chairman of the Board, if any, or the President may from time to time assign to him or her. The Secretary shall, in the absence or non-election of the Treasurer, be the Treasurer and, subject to the control of the Board, shall exercise the powers given to the Treasurer in Section 6.7.

Section 6.7 Treasurer. The Treasurer shall, subject to the direction of the Board, have charge of the funds, securities, receipts, and disbursements of the Corporation. The Treasurer shall keep full and accurate accounts of such receipts and disbursements, shall be responsible for deposits in and withdrawals from the depositories of the Corporation, shall disburse the funds of the Corporation as directed by the Board or, subject to the control of the Board, the Chairman of the Board or the President, shall render an account of the financial condition of the Corporation and of his or her transactions as Treasurer whenever requested by the Board, the Chairman of the Board or the President, and shall have such other powers and duties as generally pertain to the office and as the Board or, subject to the control of the Board, the Chairman of the Board or the President may from time to time assign to him or her.

Section 6.8 Other Officers; Absence and Disability. The other officers of the Corporation shall have such powers and duties as generally pertain to their respective offices and as the Board or, subject to the control of the Board, the Chairman of the Board or the President may from time to time assign to them. The Assistant Vice Presidents, the Assistant Secretaries and the Assistant Treasurers, if any, shall, in the order of their respective seniorities, in case of the absence or disability of a Vice President, the Secretary, or the Treasurer, respectively, perform the duties of such officer and have such powers and other duties as the Board, the Chairman of the Board or the President may from time to time prescribe. In case of the absence or disability of any officer of the Corporation and of any person herein authorized to act in his or her place, the Board may from time to time delegate the powers and duties of such officer to any other officer or any person whom it may select; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the Chairman of the Board or the President, nor may such person be granted or delegated any authority to bind the Corporation.

Section 6.9 Compensation of Officers. The Board shall have authority to fix the salary and other compensation, if any, of any officer of the Corporation or to delegate such responsibility to the President (except that the President’s salary shall be established by the Board). Nothing herein contained shall be construed to preclude any officer from receiving a salary or other compensation by reason of the fact that he or she is also a director of the Corporation, but any such officer who is also a director shall not have any vote in the determination of the salary or other compensation to be paid to him or her.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Permissible Indemnification of Directors. Except as otherwise provided in this Article VII, the Corporation may, to the maximum extent and in the manner permitted by law, indemnify an individual against liability incurred in a proceeding because such individual is a director after a determination has been made that indemnification is permissible because the director (a) conducted himself or herself in good faith and (i) in the case of conduct in an official capacity, reasonably believed that his or her conduct was in the best interest of the Corporation, or (ii) in other cases, reasonably believed that the director’s conduct was at least not opposed to the best interest of the Corporation, or (iii) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (b) engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Articles for which liability has been eliminated in accordance with law (specifically, R.S. 12:1-832). Any such determination shall be made by one of the following: (1) if there are two or more qualified directors, by the Board by a majority vote of all qualified directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more qualified directors appointed by such vote, or (2) by special legal counsel selected either in the manner prescribed in subclause (1) or, if there are fewer than two qualified directors, by the Board, in which selection directors who are not qualified directors may participate, or (3) by the shareholders, except that shares owned by or voted under the control of a director who at the time is not a qualified director may not be voted on the determination. Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible except that if there are fewer than two qualified directors, or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled to select special legal counsel under the latter part of subclause (2). The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this Section 7.1.

Section 7.2 Mandatory Indemnification of Directors. The Corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the Corporation against expenses incurred by the director in connection with the proceeding.

Section 7.3 Advance For Expenses. The Corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual was or is a member of the Board if the director delivers to the Corporation (a) a written affirmation of the director’s good faith belief that the relevant standard of conduct as set forth in Section 7.1 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under the law (specifically, R.S. 12:1-832), and (b) a written undertaking of the director as required by law to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 7.2 and it is ultimately determined that the director has not met the relevant standard of conduct under Section 7.1. Authorizations for expense advancement under this Section 7.3 shall be made by (i) the Board in accordance with law (specifically, R.S. 12:1-853(C)(1)), or (ii) the shareholders, except that shares owned or voted under the control of a director who at the time is not a qualified director may not be voted on the authorization.

Section 7.4 Court-Ordered Indemnification and Advance For Expenses. A director who is a party to a proceeding because he or she is a director may petition the court conducting the proceeding for indemnification or an advance for expenses or, if the indemnification or advance for expenses is beyond the scope of the proceeding or of the jurisdiction of the court or other forum for the proceeding, may petition another court of competent jurisdiction.

Section 7.5 Indemnification of Officers. The Corporation may indemnify and advance expenses to an individual who is a party to a proceeding because he or she was or is an officer of the Corporation to the same extent as a director.

Section 7.6 Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the Corporation, or who, while a director or officer of the Corporation, serves at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the individual could be protected against the same liability under the law (specifically, R.S. 12:1-832) and whether or not the Corporation would have power to indemnify or advance expenses to the individual against liability under this Article VII.

Section 7.7 Certain Definitions. For purposes of this Article VII, the definitions set forth in R.S. 12:1-143 and 12:1-850 shall apply.

ARTICLE VIII

CORPORATE RECORDS; BANK ACCOUNTS

Section 8.1 Form of Records. Any records required by law to be maintained by the Corporation in books of account and minute books, including its record of shareholders, must be kept in the form of a document, including an electronic record, or in another form capable of conversion into paper form within a reasonable time.

Section 8.2 Bank Accounts. The Board may from time to time authorize the opening and maintenance of general and special bank accounts with such banks, trust companies or other depositories as the Board may designate or as may be designated by any officers of the Corporation to whom such power of designation may from time to time be delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these bylaws, as it may deem expedient.

ARTICLE IX

FISCAL YEAR

The fiscal year of the Corporation shall be March 31 or such other fiscal year as the Board may from time to time fix.

ARTICLE X

AMENDMENT OF BYLAWS

Except as otherwise provided by law or by the Articles, the power to adopt, amend, or repeal these bylaws and to adopt new bylaws shall be vested in the Board; provided, however, that (a) the shareholders may at any time amend, repeal, or supplement any bylaw made by the Board or by the shareholders, or may adopt new bylaws in place of those adopted by the Board or by the shareholders, (b) the Board may not amend or repeal, or adopt any bylaw in conflict with, any bylaw made by the shareholders, and (c) any amendment of these Bylaws, or any adoption of new bylaws, by the Board shall require the vote of a majority of the entire Board at a meeting of which the notice described the proposed amendment or adoption of bylaws.

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